Exhibit 14.1

CODE OF BUSINESS CONDUCT AND ETHICS

ISQ OPEN INFRASTRUCTURE COMPANY LLC (“OpCo”)

ISQ OPEN INFRASTRUCTURE COMPANY LLC - SERIES I (“SERIES I”)

ISQ OPEN INFRASTRUCTURE COMPANY LLC - SERIES II (“SERIES II” AND
TOGETHER WITH THE COMPANY AND SERIES I,
THE “COVERED OPCO ENTITIES”)

Adopted: June 10, 2025

OpCo Code of Ethics

Table of Contents

1.	INTRODUCTION	1
2.	QUESTIONS ABOUT THE CODE; REPORTING SUSPECTETD VIOLATIONS	1
3.	COMPLIANCE WITH APPLICABLE LAWS	2
4.	COMPLIANCE WITH SECURITIES LAWS	2
5.	CONFLICTS OF INTEREST	2
6.	USE AND PROTECTION OF OPCO ASSETS	4
7.	CONFIDENTIALITY	4
8.	REPORTING OF KNOWN OR SUSPECTED VIOLATIONS OR ILLEGAL OR UNETHICAL BEHAVIOR	5
9.	INSIDER TRADING	6
10.	DEALINGS WITH THE PRESS AND COMMUNICATIONS WITH THE PUBLIC	6
11.	COMMUNICATING WITH REGULATORS & PUBLIC DISCLOSURES	6
12.	ACCOUNTING MATTERS	7
13.	RECORDS RETENTION	7
14.	FAIR DEALING	7
15.	HEALTH AND SAFETY	8
16.	ENFORCEMENT	8
17.	WAIVERS	8
18.	ACKNOWLEDGEMENT	8
19.	REVISION HISTORY	8

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OpCo Code of Ethics

1.	INTRODUCTION

It is the policy of the Boards of Directors (each, a “Board” and collectively, the “Boards”) of each of Series I and Series II (collectively, the “Series” or “Covered OpCo Entities”) that the Series’ business shall be conducted in accordance with the highest moral, legal and ethical standards. The Covered Entities’ reputation for integrity is of the utmost importance and each officer and director must contribute to the care and preservation of that asset.

This Code of Business Conduct and Ethics (the “Code of Ethics”) is intended to meet the standards for a code of ethics under the Sarbanes-Oxley Act of 2002, as amended. It sets forth basic principles to guide all officers and directors of the OpCo and each Series, as applicable (collectively, “OpCo Covered Persons”), and is meant to be read in conjunction with the Global Compliance Manual of I Squared Capital Advisors (US) LLC (“ISQ”) and its various supplemental manuals, for those who are also ISQ Covered Persons, as well as all other relevant policies.

However, no code of business conduct or ethics can substitute for the thoughtful behavior of an ethical officer or director. Good judgment and great care must also be exercised to comply with the spirit of the law and of this Code of Ethics.

Upholding this Code of Ethics is the responsibility of every officer and director of each Series. Executive officers of the OpCo are responsible for enforcement of this Code of Ethics, and its provisions will be enforced vigorously. Violations could lead to disciplinary actions as well as, in some cases, civil and/or criminal liability.

2.	QUESTIONS ABOUT THE CODE; REPORTING SUSPECTETD VIOLATIONS

Any questions about how to interpret this Code of Ethics should be raised with the Compliance Officer (“RIA Compliance Officer”) of I Squared Capital Registered Advisor LLC (“ISQ RIA”).

If any OpCo Covered Person knows of or suspects any illegal or unethical conduct, or any other violation of this Code of Ethics, they should promptly report this to the RIA Compliance Officer. In dealing with any issues arising under, or relating to, this Code of Ethics, the IRA Compliance Officer shall, to the extent necessary or appropriate, report to and/or confer with the members of the relevant Board and/or any of its committees. If any OpCo Covered Person is not comfortable in doing so for any reason, or if they feel appropriate action is not being taken, they should contact the Covered Entities’ Chief Operating Officer (“COO”) and/or designee, or the Chair of the applicable Series’ Audit Committee. No OpCo Covered Persons shall be required to identify themselves when reporting a violation.

To the extent possible, each Covered Entity will endeavor to keep confidential the identity of anyone reporting a violation of this Code of Ethics. Each Covered Entity will also keep confidential the identities of OpCo Covered Persons about whom allegations of violations are brought, unless or until it is established that a violation has occurred. It is the policy of each Covered Entity that retaliation against individuals who report in good faith actual or suspected violations of this Code of Ethics is prohibited; anyone who attempts to retaliate will be subject to disciplinary action, up to and including dismissal.

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OpCo Code of Ethics

3.	COMPLIANCE WITH APPLICABLE LAWS

Each Covered Entity is committed to conducting its business in strict compliance with all applicable governmental, state and local laws, rules and regulations, including, but not limited to, laws, rules and regulations related to securities, labor, employment and workplace safety matters. As a public reporting company, the OpCo and each Series is also subject to regulation by the Securities and Exchange Commission (“SEC”). All OpCo Covered Persons are expected at all times to conduct their activities on behalf of each Series in accordance with this principle. Any violation of applicable laws, rules and regulations by any OpCo Covered Person should be reported to the RIA Compliance Officer. OpCo Covered Persons should seek guidance whenever they are in doubt as to the applicability of any law, rule or regulation or regarding any contemplated course of action.

4.	COMPLIANCE WITH SECURITIES LAWS

As a public reporting company, the OpCo (and each Series) is subject to regulation by the SEC and to compliance with federal, state and local securities laws, rules and regulations (collectively, “Securities Laws”). The OpCo and each Series insists on strict compliance with the spirit and letter of these Securities Laws and OpCo Covered Persons must pay particular attention to potential violations thereof.

5.	CONFLICTS OF INTEREST

Each Series relies on the integrity and undivided loyalty of its officers and directors to maintain the highest level of objectivity in performing their duties. OpCo Covered Persons are expected to avoid any situation in which their personal interests conflict, or have the appearance of conflicting, with those of the applicable Series. OpCo Covered Persons must not allow personal considerations or relationships to influence them in any way when representing the applicable Series in business dealings.

Conflicts of interest are prohibited as a matter of each Series’ policy, except under guidelines approved by the applicable Board. A conflict situation can arise when an officer or director takes actions or has interests that may make it difficult to perform work on behalf of the applicable Series objectively and effectively. Conflicts also arise when an OpCo Covered Person, or a member of his or her family, receives improper personal benefits as a result of his or her position with the applicable Covered Entity.

OpCo Covered Persons must exercise great care any time their personal interests might conflict with those of the Covered Entities. The appearance of a conflict often can be as damaging as an actual conflict. Prompt and full disclosure is always the correct first step towards identifying and resolving any potential conflict of interest. Non-employee directors are expected to make appropriate disclosures to the Board and to take appropriate steps to recuse themselves from Board decisions with respect to transactions or other matters involving either Series as to which they are interested parties or with respect to which a real or apparent conflict of interest exists.

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OpCo Code of Ethics

The following sections review several common problems involving conflicts of interest. The list is not exhaustive. OpCo Covered Persons have a special responsibility to use their best judgment to assess objectively whether there might be even the appearance of acting for reasons other than to benefit the Covered Entities and to discuss any conflict openly and candidly with the applicable Series. Conflicts of interest may not always be evident and OpCo Covered Persons should consult with the Chief Compliance Officer if they are uncertain about any situation.

5.1.	Payments and Gifts

OpCo Covered Persons who deal with the Covered Entities’ lenders, suppliers or other third parties are placed in a special position of trust and must exercise great care to preserve their independence. As a general rule, no OpCo Covered Person should ever receive a payment or anything of value in exchange for a decision involving the Covered Entities’ business. Similarly, no OpCo Covered Person should ever offer anything of value to government officials or others to obtain a particular result for the Covered Entities. Bribery, kickbacks or other improper payments have no place in the Covered Entities’ business.

The Covered Entities recognize exceptions for token gifts, which are not excessive in value or are consistent with customary business practices, and customary business entertainment when a clear business purpose is involved. If you are in doubt about the policy’s application, the Compliance Officer should be consulted.

5.2.	Corporate Opportunity; Personal Financial Interests; Outside Business Interests

OpCo Covered Persons may engage in or possess an interest in any other business or venture of any kind, independently or with others, on their own behalf or on behalf of other entities. OpCo Covered Persons may engage in such activities, whether or not competitive with the OpCo, the Series, any Affiliate (defined below) of the OpCo or any Affiliate of a Series, without any obligation to offer any interest in such activities to the OpCo, the Series, any Affiliate thereof or to any other Member or Shareholder as defined in the relevant LLC Agreement. Neither the OpCo, the Series, any Affiliate thereof, nor any Shareholder or Member, shall have any right, by virtue of the existence of the OpCo or the Series, in or to such activities, or to the income or profits derived therefrom. The pursuit of such activities, even if competitive with the business of the OpCo, the Series or an Affiliate thereof shall not be deemed wrongful or improper or a breach of this Agreement or of any duty otherwise existing hereunder, at law, in equity or otherwise.

“Affiliate” shall mean (A) any Person directly or indirectly owning, controlling, or holding, with power to vote, ten percent (10%) or more of the outstanding voting securities of such other Person, (B) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with the power to vote, by such other Person, (C) any Person directly or indirectly controlling, controlled by, or under common control with such other Person, (D) any executive officer, director, trustee or general partner of such other person, or (E) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

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OpCo Code of Ethics

“Person” means a natural person, partnership (whether general or limited), limited liability company, trust (including a common law trust, business trust, statutory trust, voting trust or any other form of trust), estate, association (including any group, organization, co-tenancy, plan, board, council or committee), corporation, government (including a country, state, county or any other governmental subdivision, agency or instrumentality), custodian, nominee or any other individual or entity (or series thereof) in its own or any representative capacity, in each case, whether domestic or foreign.

5.3.	Corporate Boards

The director of an organization has access to confidential and sensitive information and charts the course of the entity. If OpCo Covered Persons are invited to serve as a director of an outside organization, the Covered Entities must take safeguards to shield both the Covered Entities and such individuals from even the appearance of impropriety. For that reason, any officer invited to join the board of directors of another organization (including a nonprofit or other charitable organization) must obtain the prior approval of the Chief Compliance Officer of ISQ. Directors who are invited to serve on other the boards of directors of another organization should also promptly notify the Chair of the Board.

5.4.	Loans to OpCo Covered Persons

The Covered Entities will not make any loans to, or guarantee any personal loans of, OpCo Covered Persons.

6.	USE AND PROTECTION OF OPCO ASSETS

Proper use and protection of the Covered Entities’ assets is the responsibility of all OpCo Covered Persons. OpCo facilities, materials, equipment, information and other assets should be used only for conducting the OpCo’s business and are not to be used for any unauthorized purpose. OpCo Covered Persons should guard against waste and abuse of the Covered Entities’ assets in order to improve the Covered Entities’ productivity.

7.	CONFIDENTIALITY

One of the Covered Entities’ most important assets is its confidential corporate information. The Covered Entities’ legal obligations and its competitive position often mandate that this information remain confidential. Confidential corporate information relating to the Covered Entities’ financial performance (e.g., quarterly financial results of the Series’ operations) or other transactions or events can have a significant impact on the value of the Covered Entities’ securities. Premature or improper disclosure of such information may expose the individual involved to onerous civil and criminal penalties.

OpCo Covered Persons must not disclose confidential corporate information to anyone outside the Covered Entities, except for a legitimate business purpose (such as contacts with the Covered Entities’ accountants or its outside lawyers). Even within the Covered Entities, confidential corporate information should be discussed only with those who have a need to know the information. Each OpCo Covered Person’s obligation to safeguard confidential corporate information continues even after they leave any Covered Entity.

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OpCo Code of Ethics

The same rules apply to confidential information relating to other companies with which the Covered Entities do business. In the course of the many pending or proposed transactions that the Covered Entities have under consideration at any given time, there is a great deal of non-public information relating to other companies to which OpCo Covered Persons may have access. This could include “material” information that is likely to affect the value of the securities of the other companies.

OpCo Personnel who learn material information about lenders, customers, venture partners, acquisition targets or competitors through their work at the OpCo must keep it confidential and must not buy or sell stock in such companies until after the information becomes public. OpCo Covered Persons must not give tips about such companies to others who may buy or sell the stocks of such companies.

Neither this Code of Ethics nor any other agreement with the OpCo or policy of the OpCo shall be deemed to prohibit any current or former OpCo Covered Person from communicating, cooperating or filing a charge or complaint with the SEC or any other governmental or law enforcement entity concerning possible violations of any legal or regulatory requirement or making disclosures, including providing documents or other information to a governmental entity that are protected under the whistleblower provisions of any applicable law or regulation, without notice to or approval of the OpCo. Such communications and disclosures must be consistent with applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted by an attorney pursuant to the applicable federal law, attorney conduct rules or otherwise). The OpCo will not limit the right of any current or former OpCo Covered Person to receive an award for providing information pursuant to the whistleblower provisions of any applicable law or regulation to the SEC or any other government agency. Any provisions of any agreement between the OpCo and any current or former OpCo Covered Person that is inconsistent with the above language or that may limit the ability of any person to receive an award under the whistleblowing provisions of applicable law is hereby deemed invalid and will not be enforced by the OpCo.

8.	REPORTING OF KNOWN OR SUSPECTED VIOLATIONS OR ILLEGAL OR UNETHICAL BEHAVIOR

If you are concerned that an OpCo Covered Person may have violated this Code of Ethics or that other illegal or unethical conduct by an OpCo Covered Person has occurred or may occur, you must either (1) promptly contact the RIA Compliance Officer; or (2) promptly contact the Chief Compliance of ISQ; or (3) submit an anonymous report using the Navex platform at https://isquared.ethicspoint.com. .

The OpCo will take measures to protect the confidentiality of any report made, subject to applicable law, regulation or legal proceedings. The OpCo will not permit or tolerate retaliation of any kind by or on behalf of the OpCo and its personnel or other personnel of the OpCo and/or any one or more of its direct or indirect subsidiaries, against those who make good faith reports or complaints regarding violations of this Code of Ethics or other illegal or unethical behavior.

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OpCo Code of Ethics

9.	INSIDER TRADING

OpCo Covered Persons who have access to material non-public information, regardless of its source, are not permitted to use or share that information for their personal benefit or for the benefit of any related persons (as such term is defined in Rule 404 of Regulation S-K of the SEC) for purchases and sales of each Series’ shares or for any other purpose except the conduct of the Covered Entities’ business. All non-public information about the Covered Entities, its actual and potential investments and its actual and potential sources of financing should be considered confidential information. It is always illegal to purchase or sell shares of either Series while in possession of material, non-public information, and it is also illegal in many cases to communicate or “tip” such information to others, even absent any monetary benefit to the party communicating such information.

10.	DEALINGS WITH THE PRESS AND COMMUNICATIONS WITH THE PUBLIC

The ISQ Principal of Global Communications and External Affairs, the OpCo Chief Executive Officer and the OpCo Chief Investment Officer are the Covered Entities’ principal public spokespeople. Other persons should not attempt to answer any questions from outside the Covered Entities regarding the Covered Entities’ business or financial results. All requests for information—from reporters, securities analysts, shareholders or the general public - must be referred to one of the three individuals listed above in this section.

11.	COMMUNICATING WITH REGULATORS & PUBLIC DISCLOSURES

Relationships with regulators are primarily handled by the RIA Compliance Officer, who is responsible for disclosures and reporting for the Covered Entities, in conjunction with Compliance from ISQ. It is important for the Covered Entities’ communications to be coordinated, accurate, complete, and timely. OpCo personnel should escalate any inquiry from a regulatory or governmental source to Legal and Compliance. This includes forwarding to ISQ Compliance any subpoenas or inquiries from a governmental source and notifying ISQ Compliance of any substantive interaction with a regulatory authority.

The OpCo strives to provide full, fair, accurate, timely, and understandable disclosure in periodic reports it files with the SEC (“Periodic Reports”), in all other material disclosure documents filed with or submitted to the SEC, or provided each Series’ investors or prospective investors (“Disclosure Documents”). OpCo personnel involved in the preparation of Periodic Reports and Disclosure Documents (including those who are involved in the preparation of financial or other reports and the information included in such reports and documents) should strive to ensure disclosures are full, fair, accurate, timely and understandable.

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OpCo Code of Ethics

12.	ACCOUNTING MATTERS

12.1.	Internal Accounting Controls

The OpCo places the highest priority on “best practices” disclosure. The OpCo’s annual reports, quarterly reports and press releases, and other public disclosure of the OpCo’s financial results, reflect how seriously it takes this responsibility.

OpCo Covered Persons share this responsibility and must help maintain the integrity of the Covered Entities’ financial records. OpCo Covered Persons must at all times keep in mind that protecting the integrity of its information gathering, information quality, internal control systems and public disclosures is one of the highest priorities it has as a firm.

If any OpCo Covered Person observes conduct that causes them to question the integrity of the Covered Entities’ internal accounting controls and/or disclosure, or if they otherwise have reason to doubt the accuracy of a Covered Entity’s financial reporting, it is imperative that such concerns are brought to the applicable Covered Entities’ attention immediately. OpCo Covered Persons should promptly report any concerns to the financial officer or any member of the Audit Committee of the Board.

12.2.	Improper Influence on the Conduct of Audits

It is unlawful for OpCo Covered Persons, or any other person acting under the direction of any such persons, to take any action to fraudulently influence, coerce, manipulate, or mislead the independent accountants engaged in the performance of an audit of the Series’ financial statements for the purpose of rendering such financial statements materially misleading. Any such action is a violation of this Code of Ethics. Any OpCo Covered Person who engages in such conduct will be subject to sanctions under this Code of Ethics, in addition to potential civil and criminal liability.

13.	RECORDS RETENTION

OpCo Covered Persons should retain documents and other records for such period of time as they and their colleagues will reasonably need such records in connection with a Covered Entity’s business activities, and as required by law. However, under certain circumstances, such as litigation, governmental investigation or if required by applicable state and federal law and regulations, the RIA Compliance Officer may notify OpCo Covered Persons if retention of specific documents or other records is necessary.

14.	FAIR DEALING

It is the Covered Entities’ policy to deal fairly with its customers, lenders, suppliers, competitors and OpCo Covered Persons. In the course of business dealings on behalf of the Covered Entities, no OpCo Covered Person should take advantage of another person or party through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair business practice.

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OpCo Code of Ethics

The Covered Entities are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate illegal discrimination or harassment of any kind. OpCo Covered Persons are encouraged to report any acts of discrimination or harassment to the Chief Executive Officer, the Chief Compliance Officer or to any member of either Board.

15.	HEALTH AND SAFETY

The OpCo strives to provide OpCo Covered Persons with a safe and healthy work environment. OpCo Covered Persons have a responsibility for maintaining a safe and healthy workplace for all other OpCo Covered Persons by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices and conditions.

Violence and threatening behavior are not permitted. OpCo Covered Persons should report to work in a condition to perform their duties, free from the influence of illegal drugs and alcohol. The use of illegal drugs in the workplace will not be tolerated.

16.	ENFORCEMENT

The conduct of each of the OpCo Covered Persons is of vital importance to the Covered Entities. A misstep by a single one of the OpCo Covered Persons can cost the OpCo dearly; it undermines the reputations of all parties concerned. For these reasons, violations of this Code of Ethics may lead to significant penalties, including dismissal.

17.	WAIVERS

Any application for a waiver of a provision of this Code of Ethics for executive officers or directors of the Covered Entities may be made to the Chief Compliance Officer of ISQ, who will consult with the applicable Board, or a Committee of the applicable Board, in order to decide on such application. This Code of Ethics may be amended or modified at any time by the applicable Board.

18.	ACKNOWLEDGEMENT

OpCo Covered Persons will be asked annually or when this Code of Ethics is materially updated, to sign a statement affirming that they have read and understood this Code of Ethics and that they are in compliance with this Code of Ethics.

19.	REVISION HISTORY

Review Date	Revisions (if any)	Approval
June 10, 2025	Implementation	Board of Directors of each of ISQ Open Infrastructure Company LLC - Series I and ISQ Open Infrastructure Company LLC - Series II

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